Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-112325) on Form S-8 of Treaty Oak Bancorp, Inc. of our report dated December 28, 2006 relating to the consolidated financial statements which appear in this Annual Report on Form 10-KSB of Treaty Oak Bancorp, Inc. for the year ended September 30, 2006.

/s/ McGladrey & Pullen, LLP

Dallas, Texas
December 28, 2006